                            HOLOPHANE CORPORATION
                      250 EAST BROAD STREET, SUITE 1400
                             COLUMBUS, OHIO  43215


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 6, 1997

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of Holophane Corporation will be held at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, on Thursday, May 6, 1997, at 11:00 a.m., for the following purposes:

     1. to elect two directors, each for a term to expire at the 2000 Annual Meeting of Stockholders;

     2. to consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the 1997 fiscal year; and

     3. to act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                      By order of the Board of Directors,


                                      Bruce A. Philp
                                      SECRETARY

Columbus, Ohio
March 28, 1997

                             HOLOPHANE CORPORATION
                       250 EAST BROAD STREET, SUITE 1400
                             COLUMBUS, OHIO  43215

                             ----------------------

                                PROXY STATEMENT

                             ----------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Holophane Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, on Thursday,
May 6, 1997, at 11:00 a.m., and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about March 28, 1997.

     The principal executive offices of the Company are located at 250 East Broad Street, Suite 1400, Columbus, Ohio 43215.

                                    GENERAL

     Only stockholders of record at the close of business on March 14, 1997 are entitled to notice of and to vote the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of nominees proposed by the Board of Directors; for ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Abstentions, broker non-votes or, in the case of the proposal to elect the slate of nominees proposed by the Board of Directors only, instructions on the accompanying proxy card to withhold authority to vote for the nominated director will result in a proposal's receiving fewer votes. Under the Delaware General Corporation Law and the Company's Second Amended and Restated Certificate of Incorporation (the "Charter"), (i) a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director and (ii) the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1997. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests in writing. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March
14, 1997 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of March 14, 1997, the record date for the 1997 Annual Meeting, 11,354,516 shares of Common Stock were outstanding and entitled to vote. Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

                                 STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 14, 1997, by each of the Company's directors and nominees, each of the Company's named executive officers, all directors and officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                 SHARES BENEFICIALLY OWNED
                                                 -------------------------
DIRECTORS, NOMINEES AND                 NUMBER   EXERCISABLE
OTHER NAMED EXECUTIVE OFFICERS (A)     OF SHARES  OPTIONS     TOTAL    PERCENT
----------------------------------     ---------  -------    -------   -------
John R. DallePezze (b)                   346,411  192,375    538,786     4.7%
R. David Andrews (c)                       4,205    6,000     10,205      *
William R. Michaels                       70,818    6,000     76,818      *
Robert L. Purdum                           2,500   18,000     20,500      *
Anthony P. Scotto                         48,533    6,000     54,533      *
Tadd C. Seitz                              6,000   18,000     24,000      *
Jeffrey M. Wilkins                         1,000    6,000      7,000      *
John S. Forbes (b)                        19,489   25,750     45,239      *
John W. Harvey                            58,624   49,750    108,374     1.0
S. Lee Keller (b)                        144,092   49,750    193,842     1.7
Bruce A. Philp (b)                       165,415   49,750    215,165     1.9
All directors and officers as a
 group (13 persons)                      923,683  476,325  1,400,008    11.8

OTHER 5% STOCKHOLDERS
---------------------
First Pacific Advisors, Inc. (d)         787,000                         6.9
11400 West Olympic Boulevard
Los Angeles, CA 90064

FWHY-Coinvestments II Partners,          694,990                         6.1
 L.P. (e)
2420 Texas Commerce Tower
201 Main Street
Fort Worth, Texas  76102

Neuberger & Berman LLC (f)               899,700                         7.9
605 THIRD AVENUE
NEW YORK, NY 10158-3698

The Capital Group Companies, Inc. (g)    918,000                         8.1
333 South Hope Street
Los Angeles, CA 90041

OTHER 5% STOCKHOLDERS
---------------------
T. Rowe Price Associates, Inc. (h)       779,000                         6.9
100 East Pratt Street
Baltimore, MD 21202

___________________
*  Less than 1%.


(a) The business address of each of the directors, nominees and named executive officers is: c/o Holophane Corporation, 250 East Broad Street, Suite 1400, Columbus, Ohio 43215.

(b) Also includes shares of Common Stock held by the respective spouses of executive officers of the Company and by their children that reside with them.

(c) Mr. Andrews has declined to stand for re-election as a director of the Company. His term will expire at the Annual Meeting.

(d) Information is based on the Schedule 13G dated February 13, 1997, which reflects the aggregate beneficial ownership and shared dispositive power over 787,400 shares of Common Stock by First Pacific Advisors, Inc., ("First Pacific"), a Massachusetts corporation. First Pacific has shared voting power over 257,700 shares.

(e)  Information is based on the Schedule 13G dated February 14, 1997
     (the "Acadia 13G"), which reflects the collective beneficial ownership of 1,242,217 shares, or 10.9%, of the Company's Common Stock by Acadia Partners, L.P., a Delaware limited partnership ("Acadia"), Acadia FW Partners, L.P., a Delaware limited partnership ("Acadia FW"), Acadia MGP, Inc., a Texas corporation ("Acadia MGP"), J. Taylor Crandall ("Crandall"), Acadia Electra Partners, L.P., a Delaware limited partnership ("Acadia Electra"), FWHY-Coinvestments V Partners, L.P., a Texas limited partnership ("FWHY-V"), Group 31, Inc., a Texas corporation, FWHY-Coinvestments II Partners, L.P., a Texas limited partnership ("FWHY-II"), Bondo FTW, Inc., a Delaware corporation ("Bondo
     FTW), David Bonderman ("Bonderman") and Glenn R. August (collectively, the "Acadia Group"). According to the Acadia 13G, because of his position as the president of Bondo FTW, the sole general partner of FWHY-II, Mr. Bonderman may be deemed to be the beneficial owner of the 694,990 shares of Common Stock held by FWHY-II. The Acadia 13G states that, in his capacity as president of Bondo FTW, Mr. Bonderman has the sole power to vote or to direct the vote and dispose or direct the disposition of such shares.

     Each member of the Acadia Group which possesses the sole or shared power to vote or dispose of 5% or more of the Company's Common Stock is set forth separately on this table. Except as set forth herein, no member of the Acadia Group has the shared power to vote any of the shares of Common Stock held by any other member of the Acadia Group. The Acadia 13G states that neither the fact of its filing by the Acadia Group nor anything contained therein shall be deemed an admission by the members of the Acadia Group that a "group" exists within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(f) Information is based on the Schedule 13G dated February 10, 1997, which reflects the aggregate beneficial ownership of and shared dispositive power over 899,700 shares of Common Stock by Neuberger & Berman, LLC, ("Neuberger"), a New York limited partnership. Neuberger has sole voting power over 579,400 shares and shared voting power over 142,850 shares.

(g) Information is based on the Schedule 13G dated February 12, 1997, which reflects the beneficial ownership of and sole voting and dispositive power over 918,000 shares of Common Stock by Capital Guardian Trust Company ("Capital Trust"), a California corporation and a wholly-owned subsidiary of The Capital Group Companies, Inc., ("Capital Group"), a Delaware corporation.

(h) Information is based on the Schedule 13G dated February 14, 1997, which reflects the beneficial ownership of and sole dispositive power over 779,000 shares of Common Stock by T. Rowe Price Associates, Inc., ("T. Rowe Price"), a Maryland corporation. T. Rowe Price has sole voting power over 21,000 shares.

                  CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS

     In connection with the Company's initial public offering (the "Offering"), the Company entered into an Amended and Restated Stockholders Agreement dated as of October 15, 1993 (the "Stockholders Agreement"), with the members of the Acadia Group, each of the Company's then executive officers and directors who owned Common Stock and certain other pre-existing stockholders. The Stockholders Agreement provides for certain registration rights with respect to the Common Stock. At any time after April 28, 1994, and provided that the Acadia Group owns at least 5% of the Company's outstanding Common Stock on a fully diluted basis at such time, the Acadia Group will have one demand registration right. The Company and the Acadia Group will split the expenses for such demand registration, and such demand registration must cover at least 50% of the Common Stock owned by the Acadia Group and at least 5% of the Company's then outstanding Common Stock on a fully diluted basis. Such demand registration will be subject to customary underwriting and hold-back provisions. All of the parties to the Stockholders Agreement will have incidental, or piggy-back, registration rights if the Company proposes to register any of its equity securities under the Securities Act of 1933 (other than registration of employee benefit plans) or if the Acadia Group exercises its demand registration right, again subject to customary underwriting and hold-back provisions. The registration rights of the Stockholders Agreement will continue until October 2003.

     Pursuant to the Stockholders Agreement, on September 11, 1995, the Company registered 1,798,427 shares of Common Stock beneficially owned by Acadia Partners, L.P., Acadia Electra Partners, L.P. and other stockholders. Of such shares, 1,563,850 shares were sold to the public in a secondary offering on October 15, 1995 and the Company incurred aggregate expenses of $175,720 in connection therewith.

                       ITEM 1 - ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes with regular three year staggered terms. The term of office of directors in Class I expires at the Annual Meeting. Upon the determination by Mr. Andrews not to stand for election, the size of the Board was reduced from seven directors to six and the number of directors in Class I was reduced from three to two. The Board of Directors proposes that the nominees described below be elected to Class I for a new term to expire at the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

              NOMINEES STANDING FOR ELECTION TO THE BOARD OF DIRECTORS

                CLASS I - TERM TO EXPIRE AT THE 2000 ANNUAL MEETING

     Directors will be elected by a plurality of the votes entitled to vote and present, in person or by properly executed proxy. The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If elected, all nominees are expected to serve until the 2000 Annual Meeting or until their successors are duly elected and qualified. If the Board's nominee is unable to serve, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

WILLIAM R. MICHAELS                                       DIRECTOR SINCE 1989

     Mr. Michaels, 62, was the Chairman of the Board of the Company from June 1989 through February 1992. Since September 1988, Mr. Michaels has been Chairman of the Board, President and Chief Executive Officer of Pinnacle Automation, Inc., a manufacturer of specialized material handling equipment. Mr. Michaels is a member of the Audit Committee.

ROBERT L. PURDUM                                          DIRECTOR SINCE 1994

     Mr. Purdum, 61, retired as Chairman of Armco Inc., a major steel manufacturer, in 1994. Mr. Purdum joined Armco in 1962 following service in the U.S. Navy. He was elected President of Armco in 1986 and served as Chief Executive Officer from November 1990 to December 1993. Mr. Purdum is a director of Berlitz International, Inc., a language services firm, and Chairman of Day International, an engineered rubber products company. Mr. Purdum is also a partner in American Industrial Partners and is on the Board of Trustees of GMI Engineering & Management Institute. Mr. Purdum is Chairman of the Audit Committee.

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

             CLASS II - TERM TO EXPIRE AT THE 1998 ANNUAL MEETING

JOHN R. DALLEPEZZE, CHAIRMAN                              DIRECTOR SINCE 1989

     Mr. DallePezze, 53, has been a Director, President and Chief Executive Officer of the Company since he joined the Company in October 1989 and Chairman of the Board since February 1992. Prior to joining the Company, Mr. DallePezze served from 1983 to 1989 as President of the McCullough Division of N.L. Industries Inc. and

Western Atlas International Inc. Prior to 1983, Mr. DallePezze served as General Manager of the Lighting Products Division of Corning Inc.

ANTHONY P. SCOTTO                                          DIRECTOR SINCE 1991

Mr. Scotto, 50, is a Managing Director of Oak Hill Partners, Inc., the investment advisor and management company for Acadia Partners, L.P. and Keystone, Inc. Mr. Scotto serves as a director of Ivex Packaging Corporation and Specialty Foods Corporation. Mr. Scotto is a member of the Compensation Committee.

             CLASS III - TERM TO EXPIRE AT THE 1999 ANNUAL MEETING

JEFFREY M. WILKINS                                         DIRECTOR SINCE 1996

      Mr. Wilkins, 52, has been Chairman and Chief Executive Officer of Metatec Corporation, an information services company, since August 1989. Mr. Wilkins founded and served as Chief Executive Officer of CompuServe from its beginning in 1969 until mid-1985. Mr. Wilkins serves as a director of Checkfree Corporation.

TADD C. SEITZ                                              DIRECTOR SINCE 1993

     Mr. Seitz, 55, is the retired Chairman and Chief Executive Officer of The Scotts Company, a manufacturer of lawn and garden care products. He continues to serve as a director of Scotts as well as private company boards. Mr. Seitz is Chairman of the Compensation Committee.

DIRECTORS' REMUNERATION; ATTENDANCE

     Directors of the Company who are not employees receive an annual retainer fee of $25,000. Employees who serve as directors receive no additional remuneration. All directors are reimbursed for out-of-pocket expenses. Non-employee directors receive no fringe benefits other than elective deferral of directors' fees through the Supplemental Executive Retirement Plan.

     All independent directors will receive an annual grant of options to purchase 4,000 shares of Common Stock pursuant to the Company's 1996 Incentive Stock Plan.

     The Company's Charter and Bylaws provide for the elimination of liability of directors and the indemnification of directors and officers to the fullest extent permitted by Delaware law.

     The Board of Directors met five times during 1996. All of the directors attended 100% of the total number of meetings of the Board and of the committees on which they served during 1996, except for Mr. Andrews who attended four meetings.

COMMITTEES OF THE BOARD

The Board has standing Compensation and Audit Committees.

     COMPENSATION COMMITTEE. The Compensation Committee met five times during 1996. The purpose of the Compensation Committee of the Board of Directors (the "Committee") is to establish and administer executive compensation policies which are aligned with the Company's business objectives. A detailed report follows.

     AUDIT COMMITTEE. The Audit Committee met five times during 1996. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies regarding business ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and other related functions.

                              EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1996 (the "named executive officers") for services rendered to the Company.

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation paid or to be paid to the named executive officers for each of the last three fiscal years.

                                            ANNUAL                        LONG-TERM
                                        COMPENSATION(a)                 COMPENSATION
                                 -----------------------------    ------------------------
                                                                   SECURITIES
                                                                   UNDERLYING      LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS(b)   OPTIONS/SARs    PAYOUTS   COMPENSATION(c)
---------------------------      ----      ------      --------   ------------    -------   ---------------
John R. DallePezze ........      1996    $305,597      $122,575       55,000     $203,767           $44,233
  Chairman, President &          1995     291,096       248,600       81,000      461,596            70,087
  Chief Executive Officer        1994     278,500       225,362       67,500            0            35,267

John S. Forbes ............      1996    $152,800      $ 40,800       13,000     $ 72,775           $18,643
  Vice President,                1995     145,550        85,000       21,000      167,298            27,846
  Marketing                      1994     139,250        85,000       18,000            0            15,695

John W. Harvey ............      1996    $152,800      $ 49,100       13,000     $ 72,775            $19,224
  Vice President,                1995     145,550        89,500       21,000      164,392             27,958
  Manufacturing                  1994     139,250        85,000       18,000            0             15,695

S. Lee Keller .............      1996    $152,800      $ 41,800       13,000     $ 72,775            $18,713
  Vice President,                1995     145,550        98,500       21,000      176,018             29,402
  Sales                          1994     139,250        85,000       18,000            0             15,695

Bruce A. Philp ............      1996    $152,800      $ 46,500       13,000     $ 72,775            $19,042
  Vice President, Finance,       1995     145,550        93,500       21,000      172,789             28,826
  Chief Financial Officer        1994     139,250        85,000       18,000            0             15,695

_________

(a) Other Annual Compensation, which consists solely of perquisites or other personal benefits, was less than the lesser of $50,000 or 10% of such named executive officer's annual salary and bonus for such year.

(b) Amounts include deferred portions under the Company's Supplemental Executive Retirement Plan.

(c) All Other Compensation for the 1996 fiscal year reflects amounts contributed by the Company to Messrs. DallePezze, Forbes, Harvey, Keller and Philp of $10,497 each under the Company's Thrift Plan and $33,736, $8,146, $8,727, $8,216 and $8,545, respectively, as supplemental retirement benefits under the Company's Supplemental Executive Retirement Plan.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1996 to the named executive officers.



                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                          ---------------------------------------------------       VALUE AT ASSUMED
                           NUMBER OF  % OF TOTAL                                  ANNUAL RATES OF STOCK
                          SECURITIES  OPTIONS                                      PRICE APPRECIATION
                          UNDERLYING  GRANTED TO                                   FOR OPTION TERM (b)
                            OPTIONS   EMPLOYEES IN   EXERCISE    EXPIRATION    ------------------------
      NAME                  GRANTED   FISCAL YEAR    PRICE (c)      DATE           5%           10%
      ----                ---------- -------------   ---------  -------------  ----------   -----------
                                                     ($/SHARE)
John R. Dallepezze......   55,000(a)     26.2        $20.375    Feb. 20, 2006  $  704,755   $1,785,988

John S. Forbes..........   13,000(a)      6.2         20.375    Feb. 20, 2006     166,578      422,143

John W. Harvey..........   13,000(a)      6.2         20.375    Feb. 20, 2006     166,578      422,143

S. Lee Keller...........   13,000(a)      6.2         20.375    Feb. 20, 2006     166,578      422,143

Bruce A. Philp..........   13,000(a)      6.2         20.375    Feb. 20, 2006     166,578      422,143

All Optionees...........  209,600       100.0         20.375    Feb. 20, 2006   2,685,757    6,806,237

_______________


(a) Twenty-five percent of such options vest on February 20, 1997, with the remaining 75% vesting 25% per year until fully vested on February 20, 2000. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options.

(b) The dollar amounts under these columns are the result of calculations at the 5% and 10% annualized rates of stock price appreciation set by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation, if any, of the Company's stock price.

(c) The exercise price of the options is the per share fair market value of the underlying Common Stock on the date of the grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUE

     The following table provides information on option exercises in fiscal 1996 by the named executive officers and values of such officers' unexercised options at December 31, 1996.


                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                        OPTIONS AT  FISCAL YEAR-    IN-THE-MONEY OPTIONS AT
                          SHARES ACQUIRED     VALUE          END EXERCISABLE/            FISCAL YEAR-END
      NAME                  ON EXERCISE      REALIZED         UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
      ----                ---------------   ---------    ------------------------   -------------------------
John R. DallePezze......         0              $0           141,750/178,750           $1,163,295/$933,660

John S. Forbes..........      24,000         $150,595          12,750/45,250             $105,983/$242,978

John W. Harvey..........         0              $0             36,750/45,250             $301,013/$242,978

S. Lee Keller...........         0              $0             36,750/45,250             $301,013/$242,978

Bruce A. Philp..........         0              $0             36,750/45,250             $301,013/$242,978


EMPLOYMENT AGREEMENT

     On August 30, 1993, the Company entered into an amended employment agreement (the "Employment Agreement") with Mr. DallePezze which sets forth the terms and conditions of Mr. DallePezze's employment as President, Chairman and Chief Executive Officer. Mr. DallePezze's current compensation includes a base salary of $338,000 and a targeted bonus of 70% of the base salary.

     If Mr. DallePezze's employment is terminated by the Company without Cause or if he resigns for Good Reason, other than within two years following a Change of Control (in each case, as defined in the Employment Agreement), Mr. DallePezze would be entitled to receive severance payments and other benefits. These payments and benefits would include (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Bonus Plan;
(b) continuation of base salary, bonus payments and fringe benefits generally for a period of 36 months following termination of employment, provided that such amounts shall be reduced if Mr. DallePezze accepts third-party employment; and (c) full vesting of all outstanding stock options.

     Within two years following a Change of Control, if Mr. DallePezze's employment is terminated by the Company without Cause or if he resigns for Good Reason, he would be entitled to receive certain lump sum payments and other benefits, including (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Bonus Plan; (b) a single lump sum payment equal to the sum of (i) two times Mr. DallePezze's applicable base salary and targeted Annual bonus and (ii) the maximum Long-Term bonus payment possible under the Bonus Plan; and (c) reimbursement of any excise tax incurred under Section 4999 of the Internal Revenue Code of 1986 (the "Code") plus any resulting income taxes as a result of such reimbursement. In addition, upon the occurrence of a Change in Control, Mr. DallePezze will become fully vested in all employee benefit plans in which he is a participant, including all stock options granted to him.

     If Mr. DallePezze's employment is terminated by the Company for Cause or if he resigns without Good Reason, he would not be entitled to any severance pay or any other additional compensation.

TERMINATION BENEFITS AGREEMENTS

     In September and October 1993, the Company entered into certain Termination Benefits Agreements (the "Termination Agreements") with each of the Company's executive officers other than Mr. DallePezze. Under the terms of the Termination Agreements, the executive officers are entitled to receive certain benefits upon the termination of their employment within two years following a Change in Control if termination is without Cause or for Good Reason (all terms as defined in the Termination Agreements). Benefits payable upon termination would include (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Bonus Plan; (b) continuation of fringe benefits for a period of 18 months following termination of employment; (c) a single lump sum payment equal to the sum of (i) 1 1/2 times the executive's applicable base salary and targeted Annual bonus and
(ii) the maximum Long-Term  bonus payment possible under the Bonus Plan; and
(d) reimbursement of any excise tax incurred under Section 4999 of the Code, plus any resulting income taxes. In addition, upon the occurrence of a Change in Control, the executive will become fully vested in all employee benefit plans in which he is a participant, including all stock options granted to him.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION OF

                       EXECUTIVE OFFICERS OF THE COMPANY

     The purpose of the Compensation Committee of the Board of Directors is to establish and administer executive compensation policies which are aligned with the Company's business objectives. The Committee recommends compensation actions for all corporate officers to the Board of Directors for approval. All Committee members are non-employee directors.

COMPENSATION PHILOSOPHY

There are certain guiding principles utilized by the Committee in structuring the compensation packages of key executives. They are:

      Pay for Performance - To align the executives' interest with the interests of stockholders, a high percentage of executives' total compensation is composed of leveraged short-term and long-term incentives directly linked to the performance of the Company.

      Competitiveness - Executives are provided with an opportunity to earn total compensation at a level above the median for comparable companies when Company performance exceeds industry norms and that of its competitors. This opportunity enables the Company to significantly challenge its management team.

      Executive Ownership - A major component of total compensation is equity based. This links management's interests with stockholders' interests and rewards for long-term results.

      Management Development - Total compensation programs are designed to attract and retain individuals with the leadership and technical skills required to ensure the Company's future. The Committee believes that the Company's human resources can provide a competitive advantage.

COMPONENTS OF EXECUTIVE COMPENSATION

The components of total compensation for all executives are base salary, a bonus plan, fringe benefits and stock options. The Committee annually reviews total compensation for the Company's executives as well as each component of compensation. Compensation consultants are utilized by the Committee to assist in structuring the compensation program and to supply appropriate competitive compensation information. The Committee has utilized data from a group of publicly held companies in similar lines of business as the Company as well as data for general industrial companies of similar size as the Company. For stock performance comparisons, the Company utilizes the Dow Jones Industrial Index for the Electrical Components and Equipment Group which includes companies engaged in similar lines of business as the Company. While some of these companies were also used for competitive compensation information, those with substantially larger market capitalization were excluded.

     BASE SALARY - Base salary for all executive officers is targeted to be in the second quartile (below the median but above the 25th percentile) of comparable companies. Salaries are reviewed annually and may be adjusted based subjectively on individual and corporate performance, as measured by sales, EBITDA and net income, as well as industry comparisons. No specific weight was assigned to these factors in determining 1996 base salaries for the executive officers.

     BONUS PLAN - The Company's management employees, including the executive officers, participate in the Holophane Bonus Plan, consisting of both an Annual and Long-Term Bonus. The Plan is targeted to provide total cash compensation (salary plus bonuses) in the third quartile of comparable companies if Company performance objectives are met. Depending on actual performance, total cash compensation may range from the lowest to the highest quartile of comparable companies.

     Each Bonus Plan participant has a target bonus ranging from 10% to 70% of base salary. Annual Bonuses, ranging from 0% to 150% of target, are paid based upon performance against Company financial objectives, including goals for increases in sales, EBITDA and cash flow. The Chief Executive Officer's Annual Bonus is based solely upon performance versus these objectives. The Annual Bonus for other Plan participants, including the executive officers, is based on performance versus both (in order of importance) Company objectives and individual objectives. While sales and net income improved in 1996, overall Company performance fell short of the Company's financial objectives resulting in bonuses which were lower than target.

     The Long-Term Bonus is paid if certain long-term goals are met. The Long-Term Bonus Plan is a rolling three year plan (except for the two year transition period ending in 1996). Awards are based solely on achievement of earnings per share objectives. The maximum Long-Term Bonus award for each participant equals the target bonus in the first year of each plan period. The 1996 Long-Term Bonus Plan was paid at maximum levels due to the 31% earnings per share improvement for the two year period. During this time frame, the market price of Holophane stock increased 52%.

     FRINGE BENEFITS - The executive officers participate in the same fringe benefit plans offered to all salaried employees, including the 5% defined contribution Thrift Plan. Additionally, they participate in the Supplemental

Executive Retirement Plan, a non-qualified plan intended to "restore" retirement benefits which would have accrued under the Thrift Plan were it not for various limitations under the Code. In addition, participants may be entitled to defer a portion of their bonuses or director's fees.

     STOCK OPTIONS - The Company's Incentive Stock Plans foster executive stock ownership and align the executives' interests with stockholders' interests. Grants are targeted to be at the 75th percentile of grants for similarly compensated executives at comparable companies. Consistent with the intent of the Incentive Stock Plan, the Compensation Committee has established stock ownership expectations for all participants.

     The maximum number of shares of Common Stock with respect to which awards may be granted under the 1993 Incentive Stock Plan is 1,182,000. Last year, 209,600 stock options were granted to directors and key employees, including the named executives as set forth in the Summary Compensation Table. Under the 1996 Incentive Stock Plan, 800,000 additional shares were authorized for use after 1996.

SECTION 162(m) COMPLIANCE

Section 162(m) of the Internal Revenue Code of 1986 places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive. The Company intends to satisfy the requirements of Section 162(m) should the need arise.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. DallePezze is compensated pursuant to the terms of his Employment Agreement. Based on competitive data from the Company's compensation consultant, the Committee believes that, relative to CEO compensation in comparable companies, Mr. DallePezze's base salary for 1996 was in the second quartile, his annual cash compensation was in the first quartile and his total cash compensation was in the third quartile. Mr. DallePezze was granted 55,000 stock options pursuant to the 1993 Incentive Stock Plan described above under STOCK OPTIONS. This grant was established at the 75th percentile of grants for similarly compensated executives at comparable companies. The grant also reflects Mr. DallePezze's leadership in achieving the Company's past performance as well as expectations for his future contribution.

                                 Members of the Compensation Committee




                                 ANTHONY P. SCOTTO
                                 TADD C. SEITZ, CHAIRMAN
                                 JEFFREY M. WILKINS

                           STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of Holophane since becoming a public company on October 28, 1993 with the cumulative total return of (i) the Standard & Poor's 500 Composite Stock Price Index and (ii) the Dow Jones Industrial Index for the Electrical Components and Equipment Group. The graph assumes the investment of $100 in Holophane Common Stock, the Standard & Poor's 500 Index and the Dow Jones Industrial Index for the Electrical Components and Equipment Group. The initial public offering price of the Company's Common Stock was $10 per share, adjusted for the 3:2 stock split on December 15, 1996.

                                   [graph]


            ITEM 2- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company has appointed Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1997. Deloitte & Touche LLP has served as the Company's independent accountants since 1989. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP with respect to 1996 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for 1997 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1997, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

                                  OTHER MATTERS

    Under the securities laws of the United States, the Company is required to report in this proxy statement any known failures by officers, directors or 10% stockholders to file on a timely basis a Form 3, Form 4 or Form 5, relating to beneficial ownership of the Company's equity securities, during the last fiscal year. To the best of the Company's knowledge, all required filings have been made on a timely basis.

     As of the date of this proxy statement, the Company knows of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     In general, stockholder proposals for the nomination of directors intended to be presented at an Annual Meeting must be received by the Company at least 60 and not more than 90 days prior to the Annual Meeting, or by March 8, 1997, for the 1998 Annual Meeting. The requirements for submitting such proposals and the required contents thereof are set forth in the Company's Bylaws.

     Any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company, in order to be considered for inclusion in the Company's proxy statement relating to the 1998 Annual Meeting, by November 28, 1997.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies for the 1997 Annual Meeting will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies. For these services, the Company will pay a fee of approximately $2,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                       HOLOPHANE CORPORATION
                 250 EAST BROAD STREET, SUITE 1400
                       COLUMBUS, OHIO  43215

   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 1997

     The undersigned hereby appoints JOHN R. DALLEPEZZE and BRUCE A. PHILP, or either of them, my attorneys and proxies, with full power of substitution, to vote at the annual meeting of stockholders of said corporation to be held on May 6, 1997, and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

1. ELECTION OF CLASS I DIRECTORS.
       / /  FOR all nominees listed below      / /  WITHHOLD AUTHORITY to vote
            (except as marked to the contrary)      for all nominees.

            (INSTRUCTIONS: Do not check ""WITHHOLD AUTHORITY'' to vote for only certain individual nominees. To withhold authority to vote for any individual nominee, strike a line through the nominee's name below and check ""FOR'').

                    William R. Michaels          Robert L. Purdum

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE CURRENT FISCAL YEAR.
                 / /  FOR            / /  AGAINST         / /  ABSTAIN

                     (CONTINUED ON OTHER SIDE)

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--------------------------------------------------------------------------------

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

            THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

            The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 28, 1997, the Proxy Statement furnished therewith and the Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1996. Any proxy heretofore given to vote said shares is hereby revoked.

                                     DATED:_____________________________ , 1997

                                     __________________________________________

                                     __________________________________________

                                     Signature(s) shall agree with the name(s) printed on this proxy. If shares are registered in two names, both stockholders should sign this proxy.

                                     If signing as attorney, executor,
                                     administrator, trustee or guardian, please give your full title as such.

            PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.